SUB-ITEM 77E:

Legal Proceedings
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have
been named as
defendants in several
lawsuits that are now
pending in the United
States District Court
for the Western
District of Pennsylvania.
These lawsuits have
been consolidated into
a single action alleging
excessive
advisory fees involving
 one of the Federated-
sponsored mutual funds
("Funds").
       Federated and
 its counsel have been
defending this litigation.
Additional lawsuits
based upon
similar allegations may
be filed in the future.
The potential impact of
these lawsuits, all of
 which seek
monetary damages, attorneys'
fees and expenses, and
future potential similar
suits is uncertain. Although
we do not believe that
these lawsuits will have
a material adverse effect
 on the Funds, there
can be no
assurance that these suits,
ongoing adverse publicity
and/or other developments
resulting from the
allegations in these
matters will not result
in increased redemptions,
or reduced sales, of
shares of the
Funds or other adverse
consequences for the Funds.